UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 4, 2004

Date of Report (Date of earliest event reported)

VYYO INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-30189	94-3241270
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4015 Miranda Avenue, First Floor

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 319-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 4, 2004, Xtend Networks Ltd. (“Xtend”) and Vyyo Ltd. (“Vyyo Ltd.”) (collectively, the “Subsidiaries”), two Israeli subsidiaries of the registrant, Vyyo Inc. (the “Company”), each entered into a lease with Kiryat Sede Hateufa Ltd. for certain premises (the “Premises”) in the Modi’in District of Israel, near Tel-Aviv (the “Lease”).

The Xtend portion of the Premises includes approximately 2,094 square meters of office space and the Vyyo Ltd. portion of the Premises includes approximately 1,756 square meters of office space, for a total of approximately 3,850 square meters (approximately 42,000 square feet) of office space. The term of each Lease is 72 months and provides each of the Subsidiaries with three options to extend the term for an additional 36 months per option. The Premises may be subleased by the Subsidiaries under certain conditions. The rent and fee payments are generally to be made in advance for every three months of rent. In addition, each Lease provides for certain payment security arrangements typical of Israeli office leases, including (i) a deposit by each Subsidiary of six non-negotiable promissory notes each equal to the applicable one month’s rent and fees; and (ii) a bank guarantee of four and one-half months of the applicable rent and fees.

Rent and other fees required of the Subsidiaries are set at approximately $60,795 per month, or approximately U.S.$4.4 million over the course of the 72-month term. While these sums are provided in U.S. Dollars in the Lease, the Subsidiaries’ actual payments must be made in New Israeli Shekels (“NIS”) and are adjusted from time to time based on the Israeli consumer price index (the “ICPI”). In addition, the rental amounts are calculated based on a projected aggregate tenant improvement cost of U.S.$2 million. Therefore, the sums paid by the Subsidiaries over the course of the term may vary from U.S.$4.4 million based upon (i) changes in the ICPI; (ii) currency fluctuations between NIS and the U.S. Dollar; and/or (iii) differences between projected and actual improvement costs.

The Lease also contains other terms and provisions which are customary for an agreement of this nature. The foregoing is a summary description of the terms of the Lease and by its nature is incomplete. It is qualified in the entirety by the text of the Lease.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYYO INC.

Date: November 10, 2004	By:	/s/ Arik Levi
Arik Levi
Chief Financial Officer

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